EXHIBIT 99.1

ATMI Reports Third Quarter 2011 Financial Results

3Q Revenues $95 Million; Earnings Per Diluted Share $0.25

DANBURY, Conn., Oct. 19, 2011 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported revenues of $95.0 million for the third quarter of 2011, compared to $95.0 million in the third quarter of 2010. Net income was $8.0 million for the quarter, compared to $9.5 million for the prior year period. Earnings per diluted share were $0.25, compared to earnings per diluted share of $0.30 in the third quarter of 2010, which included a $0.05 per diluted share gain from the sale of an investment.

For the nine months ended September 30, 2011, revenues were $299.8 million, compared with $271.3 million in the same period of 2010. Net income was $27.2 million, with diluted earnings per share of $0.84 for the nine months ended September 30, 2011, including a $0.05 per diluted share gain from unusual items. For the same period in 2010, net income was $25.7 million, with diluted earnings per share of $0.81 for the nine months, including a $0.05 per diluted share gain from the sale of an investment.

"In the third quarter, our semiconductor customers began decreasing wafer starts and managing inventories, which was reflected in our base business," said Doug Neugold, ATMI Chairman, Chief Executive Officer, and President. "While the overall wafer start environment is a reflection of general economic conditions, we continue to strengthen development interactions and collaborations with the leading customers. As we enter the fourth quarter, we are seeing meaningful growth in 28 nanometer wafer starts, where we have won multiple process-of-record designations, and we are also seeing the expected growth in our LifeSciences product lines."

"Despite a down wafer start environment, ATMI's revenues during the quarter were flat versus the prior year, a result of our strong position in materials used in advanced copper processes. Revenues from these products grew 7%, and represented more than 50% of our total revenues during the quarter," said Tim Carlson, Chief Financial Officer of ATMI. "Gross margins declined during the quarter due to unfavorable product mix as our SDS and display product revenues were negatively affected by distribution channel inventory management. ATMI continues to generate significant cash from operations, even in the face of current forecasts that show a temporary dampening in demand."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, October 19, 2011. A replay of the call will be available for 48 hours at 800.642.1687 (access code 38202845). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

The ATMI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5254

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2011 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2010, and other subsequent filings, including the September 30, 2011 Form 10-Q, filed with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$95,006	$94,960	$299,757	$271,267
Cost of revenues	50,955	49,299	158,153	140,362
Gross profit	44,051	45,661	141,604	130,905
Operating expenses:
Research and development	12,757	12,852	40,459	35,040
Selling, general, and administrative	19,478	22,121	62,223	62,539
Total operating expenses	32,235	34,973	102,682	97,579

Operating income	11,816	10,688	38,922	33,326

Other income (expense), net	(669)	2,662	(88)	2,995

Income before income taxes	11,147	13,350	38,834	36,321

Provision for income taxes	3,106	3,873	11,652	10,580

Net income	$8,041	$9,477	$27,182	$25,741

Diluted earnings per share	$0.25	$0.30	$0.84	$0.81

Weighted average shares outstanding - diluted	32,318	31,819	32,332	31,929

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Cash & marketable securities (1)	$178,474	$127,143
Accounts receivable, net	48,831	54,518
Inventories, net	69,322	62,832
Other current assets	34,359	38,507
Total current assets	330,986	283,000
Property, plant, and equipment, net	116,069	119,053
Marketable securities, non-current (1)	7,711	25,429
Other assets	112,376	106,107
Total assets	$567,142	$533,589

Liabilities and stockholders' equity
Accounts payable	$20,006	$21,045
Other current liabilities	25,072	25,692
Total current liabilities	45,078	46,737
Non-current liabilities	31,948	28,427
Stockholders' equity	490,116	458,425
Total liabilities & stockholders' equity	$567,142	$533,589

(1) Total cash and marketable securities equaled $186.2 million and $152.6 million at September 30, 2011 and December 31, 2010, respectively.

CONTACT: Dean Hamilton, Director, ATMI Investor Relations &
         Corporate Communications
         203.207.9349, Direct
         203.794.1100 x9349
         dhamilton@atmi.com